United Realty Trust Inc. 8-K

Exhibit 99.1

Contact: Sam Akabas

Tel.: (212) 388-6845

E-mail: marketing@urpa.com

United Realty Trust Incorporated Announces Appointments and Changes in Executive Officers and Directors

New York, December 9, 2013 – United Realty Trust Incorporated (“United Realty Trust” or the “Company”) has named Richard Vitale as President and a Director of the Company. He has also been named President of United Realty Advisors, LP (“URA”) the advisor to the Company. In these positions, Rick will oversee product distribution and the continued expansion of sales and distribution capabilities.

Mr. Vitale joined United Realty as Executive Vice President in October, 2013. Previously, Mr. Vitale was a co-owner, Executive Vice President and National Sales Director of AEI Capital Corporation, one of the country’s oldest sponsors of public and private real estate investment funds. Mr. Vitale enjoyed a distinguished 21-year career at AEI, where he held executive posts in that firm’s real estate acquisitions and investment product development and distribution areas.

“We are thrilled for Rick to be joining the team at United Realty Trust,” said Jacob Frydman, CEO and Chairman of United Realty Trust and URA. “We believe Rick is an exceptional and accomplished leader who is well respected throughout the financial services industry. We look forward to his positive contribution to the continued growth and success of our companies,” he continued.

In addition, Barry Funt was appointed as Executive Vice President, Head of Real Estate Operations of URA. In this capacity, Mr. Funt will oversee all real estate investment and management activities of the firm. He will continue to serve as President of Capital Markets of URA.

Prior to joining URA, Mr. Funt launched the commercial real estate finance unit at Natixis Global Real Estate, and served as General Counsel of Nomura's commercial real estate finance unit.

Eli Verschleiser, whom Mr. Vitale succeeds as President of the REIT and the advisor, has sold his interests in URA to an affiliate of Mr. Frydman, the CEO and Chairman of United Realty Trust. Mr. Verschleiser resigned his roles in order to focus his efforts on other business interests.

About United Realty Trust

United Realty Trust is a publicly registered Maryland corporation that intends to elect to qualify and be taxed as a REIT. Additional information about United Realty Trust can be found on its website at www.unitedrealtytrust.com.

Important Notice

The statements in this release include forward-looking statements regarding the intent, belief or current expectations of United Realty Trust and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors sections of the most recent annual report on Form 10-K and quarterly report on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and United Realty Trust undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.